UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2007

Stonepath Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16105 (Commission File Number)	65-0867684 (IRS Employer Identification No.)

87 Wall Street Seattle, Washington (Address of Principal Executive Offices)	98121 (Zip Code)

Registrant’s telephone number, including area code: (206) 336-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 30, 2007, Stonepath Group, Inc., a Delaware corporation (“Stonepath”), received a notice of disposition of collateral (the “Notice”) under the Security Agreement, dated as of August 31, 2005 (the “Security Agreement”), among Stonepath, various of its subsidiaries including Stonepath Logistics Domestic Services, Inc. ("SLDS"), and Laurus Master Fund Limited (“Laurus”). The Notice was delivered by counsel to Mass Financial Corp. ("Mass Financial"), which replaced Laurus as lender under the Security Agreement by virtue of an Assignment of Loans, Liens and Loan Documents, dated as of February 9, 2007 (the “Assignment”). Pursuant to the Assignment, Mass Financial purchased and assumed all of Laurus’s right, title and interest in and to Laurus’ loans to Stonepath and the loan documents entered into in connection with such loans (the “Loan Documents”), together will all attendant liens, rights, claims, title, assignments and interests (including security interests) pertaining to or arising from the Loan Documents.

The Notice advised that Mass Financial is in the process of negotiating specific sales of collateral foreclosed upon in connection with the April 17, 2007 notice of default under the Security Agreement. This collateral consists inter alia of the shares of Stonepath Logistics Domestic Services, Inc. (“SLDS”) in and the assets of two subsidiaries of SLDS, United American Freight Services, Inc. and Stonepath Logistics Government Services, Inc.

On May 2, 2007, Stonepath received a notice of appointment of receivers and managers from SBI Brightline, LLC. (“SBI”) relating to the shares of Stonepath in its subsidiary Stonepath Holdings (Hong Kong) Limited. Stonepath is contesting the legality of all or parts of the transactions that resulted in the issuance of the promissory notes default of which is asserted by SBI and has engaged legal counsel in Hong Kong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.
Date: May 2, 2007	By:	/s/ Martin Müller-Römheld
		Name:	Martin Müller-Römheld
		Title:	Chief Executive Officer